Exhibit 23.3

CONSENT OF KELTON RESEARCH, LLC

Kelton Research, LLC (“Kelton”) hereby consents to the use of Kelton's name and data from the research conducted by Kelton on behalf of Tumi Holdings, Inc. (the “Company”) in the Company’s Annual Report on Form-10-K for the year ended December 31, 2014 (“the Form 10-K”). We hereby consent to the incorporation by reference of said reports in the Registration Statement of Tumi Holdings, Inc. on Form S-8 (File No. 333-180869) and Registration Statement of Tumi Holdings, Inc. on Form S-3 (File No. 333-194882).

February 27, 2015

KELTON RESEARCH, LLC

By:	/s/ Angela Wiggins
Name: Angela Wiggins
Title: Director, Finance and Accounting